Exhibit 11


The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         Second Quarter       First Six Months
                                                      -------------------    ------------------
                                                        2001        2000       2001       2000
                                                      -------     -------    -------    -------
Net Earnings(1)                                       $ 1,379     $ 2,848    $ 2,629    $ 5,866
                                                      ===================    ==================
Weighted average common shares outstanding(2)           6,861       7,038      6,869      7,097

Common share equivalents relating to stock options          1           1          1          1

Adjusted common and common equivalent                 -------------------    ------------------
   shares for computation(3)                            6,862       7,039      6,870      7,098
                                                      ===================    ==================
Net earnings per share:
     Basic (1 divided by 2)                           $  0.20    $   0.40    $  0.38    $  0.83
                                                      ===================    ==================
     Diluted (1 divided by 3)                         $  0.20    $   0.40    $  0.38    $  0.83
                                                      ===================    ==================